Exhibit 2.36

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (this “First Amendment”) is made and entered into effective as of December 15, 2022, by and among (i) Double Brow, LLC, a Colorado limited liability company (“Buyer”), (ii) Medicine Man Technologies, Inc. (d/b/a Schwazze), a Nevada corporation (“Parent”), (iii) Lightshade Labs LLC a Colorado limited liability company (“Seller”), (iv) Thomas Van Alsburg, an individual (“Van Alsburg”), (v) Steve Brooks, an individual (“Brooks,”), (vi) John Fritzel, an individual (“Fritzel” and collectively with Van Alsburg and Brooks, “Equityholders”). Buyer, Seller and Equityholders are sometimes referred to herein as the “Parties” and each, a “Party.”

RECITALS:

A.The Parties executed that certain Asset Purchase Agreement effective as of September 9, 2022 (the “Purchase Agreement”) regarding the sale of certain assets of Seller from its Denver location, as more particularly described in the Purchase Agreement.

B.The Parties have now agreed to amend the Purchase Agreement in accordance with the terms and conditions contained herein.

AGREEMENT:

NOW THEREFORE in consideration of the mutual covenants and benefits set forth herein, the sufficiency and adequacy of which are hereby mutually acknowledged and accepted, and with the intent to be legally bound hereby, the Parties hereby agree to amend the Purchase Agreement as follows:

1.Purchased Assets. Schedule 1.1(a) - Purchased Assets - will be amended and restated in its entirety as set forth on Exhibit A hereto, adding “Dunbar cash safes at the Denver location” to the list of Purchased Assets.

2.Excluded Assets. Schedule 1.1(b) - Excluded Assets - will be amended and restated in its entirety as set forth on Exhibit B hereto, (a) removing “Dunbar cash safes at the Denver location” from the list of Excluded Assets, and (b) adding “USCGP Fee Agreement” to the list of Excluded Assets.

3.Excluded Liabilities. Schedule 1.2(b) - Excluded Liabilities - will be amended and restated in its entirety as set forth on Exhibit C hereto, by adding each of the following to the list of Excluded Liabilities: (a) “Any Liability arising from or relating to the USCGP Fee Agreement, including, without limitation, any breach or default by Seller under the USCGP Fee Agreement.”, and (b) “Any Liability arising from or relating to the USCGP Lien, whether prior to, on, or after the Closing.”.

4.Representations and Warranties of Seller and Equityholders.

Section 3 is amended to add a new subsection 3(aa) as follows:

“(aa) USCGP Representations. Seller does not owe any fees, liquidated damages, costs or other expenses pursuant to the USCGP Fee Agreement. Seller is not in default or alleged to be in default under any of the terms, covenants, or conditions of the USCGP Fee Agreement and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default by Seller under USCGP Fee Agreement

(including, without limitation, Section 7 of such agreement). The USCGP Fee Agreement provided to Buyer is a true, complete and correct copy of such agreement.”

5.USCGP Covenants.

A.Section 5.2 is amended to add a new subsection (e) as follows:

“(e) Termination of USCGP Fee Agreement. After the Closing, Seller and the Equityholders will use their commercially reasonable best efforts to seek a termination of the USCGP Fee Agreement, including a termination of the USCGP Lien and will regularly update Buyer regarding the progress thereof. In the event Seller and the Equityholders cannot obtain a full termination of the USCGP Fee Agreement and the USCGP Lien, Seller and the Equityholders will use their commercially reasonable best efforts to seek a partial release of the USCGP Lien with respect to the Purchased Assets.”

B.Article V is amended to add a new Section 5.6 as follows:

“5.6 USCGP Fee Agreement Obligations; Reimbursement of Buyer Costs. From and after the date of this Agreement until the termination or expiration of the USCGP Fee Agreement and payment in full of all amounts due and owing thereunder, Seller agrees that it shall pay all Obligations (as defined in the USCGP Fee Agreement), if any, immediately as they become due under the terms of the USCGP Fee Agreement. In addition, Seller agrees to promptly reimburse Buyer for all costs and expenses reasonably incurred by Buyer related to Buyer’s assumption of assets subject to the USCGP Lien, including, without limitation, reasonable attorneys’ fees incurred in connection with negotiating, amending or restating Buyer’s existing credit facilities and any loan agreements or other documents related thereto and in connection with obtaining any necessary consents or waivers.”

6.Definitions. Exhibit A of the Purchase Agreement is amended by adding the following definitions:

“USCGP Fee Agreement” means that certain Fee Agreement, dated March 5, 2021, by and between US Capital Global Partners LLC (“USCGP”), Seller, JST Holdings, LLC (“JST”), and Colorado Farms (“Colorado Farms”).

“USCGP Lien” means that certain security interest in certain assets of Seller, JST, and Colorado Farms, including certain of the Purchased Assets, granted to USCGP pursuant to the USCGP Fee Agreement to secure certain obligations of Seller, JST, and Colorado Farms thereunder, as further described therein.

7.Purchase Agreement. Except as explicitly set forth herein, all other terms and provisions of the Purchase Agreement remain in full force and effect.

8.Counterparts. This First Amendment may be executed in one or more counterparts, all of which shall constitute and be deemed an original, but all of which together shall constitute one and the same instrument binding on the Parties. This First Amendment may be executed in telecopy (faxed) or e-mail (.PDF) copies and facsimile or e-mail (.PDF) signatures shall be binding upon the parties.

[Signature page follows]

THIS FIRST AMENDMENT shall be deemed entered into and effective as of the date provided on the first page.

BUYER:
DOUBLE BROW, LLC

By:		SCHWAZZE COLORADO, LLC
	By:	MEDICINE MAN TECHNOLOGIES, INC.
(d/b/a SCHWAZZE), its sole manager

By:		/s/ Dan Pabon
Name:		Dan Pabon
Title:		General Counsel

PARENT:
MEDICINE MAN TECHNOLOGIES, INC.
(d/b/a SCHWAZZE)

By:		/s/ Dan Pabon
Name:		Dan Pabon
Title:		General Counsel

SELLER:
LIGHTSHADE LABS LLC

By:		/s/ Thomas Van Alsburg
Name:		Thomas Van Alsburg
Title:		Member

By:		/s/ Steve Brooks
Name:		Steve Brooks
Title:		Member

By:		/s/ John Fritzel
Name:		John Fritzel
Title:		Member

EQUITYHOLDERS:

/s/ Thomas Van Alsburg
Thomas Van Alsburg

/s/ Steve Brooks
Steve Brooks

/s/ John Fritzel
John Fritzel

Exhibit A

SCHEDULE 1.1(a)

PURCHASED ASSETS

(i)	[Intentionally Omitted.]
(ii)

All inventory (including Marijuana Inventory, supplies, goods in transit, packaging materials and other consumables of the Business, including inventory in transit from or held by suppliers of the Business).

(iii)	The Contracts set forth below, if any, which are related to the Business:

None.

(iv)

All machinery, equipment, computers, printers, cameras, furniture, furnishings, fixtures, office supplies, vehicles and all other fixed assets and personal property leased by, owned by, or on order to be delivered to Seller, in each case, used or to be used, as applicable, in the Business.

(v)	All deposits and prepaid expenses, including advances, credits and security and other deposits specifically related to the Business.
(vi)	All warranties, representations, letters of credit and guarantees made by suppliers (including data providers), manufacturers and contractors of Seller specifically related to the Business.
(vii)	Each Purchased License and, to the extent transferable or assignable, all other Permits issued to or otherwise held by Seller relating to the operation of the Business or any Purchased Asset.
(viii)

Except to the extent pertaining exclusively to any Excluded Asset or Excluded Liability, all rights in respect of Legal Proceedings, recoveries, refunds (other than Tax refunds with respect to periods (or portions thereof) ending on or prior to the Closing Date), counterclaims, rights of set-off and other claims (including indemnification Contracts in favor of Seller), whether known or unknown, matured or unmatured, accrued or contingent, that Seller may have against any Person, including claims against any Person for compensation or benefits, insurance claims, claims of infringement or past infringement, in each case related specifically to the Business.

(ix)

All books and records of Seller relating primarily to the Business, including all operating records, data and other materials maintained by the Business, including all sales and sales promotional data, advertising materials, customer lists and records, research and development reports, credit information, cost and pricing information, supplier lists and records, business plans, catalogs, price lists, correspondence, mailing lists, distribution lists, photographs, production data, service and warranty records, engineering records, personnel and payroll records relating to hired employees, manufacturing and quality control records and procedures, blueprints, accounting records, information relating to any Taxes (other than those that relate solely to Excluded Assets or Excluded Liabilities, plans, specifications, surveys, property records, manuals and other materials related to any of the foregoing items.

(x)

All telephone numbers, facsimile numbers and email addresses, and all rights to receive mail and other communications addressed to Seller (except to the extent relating exclusively to any Excluded Asset or Excluded Liability), in each case related specifically to the Business.

(xi)	Real Property Lease for the Denver Location.
(xii)	Dunbar cash safes at the Denver Location.

Exhibit B

SCHEDULE 1.1(b)

EXCLUDED ASSETS

(i)

All records related to Seller’s organization, maintenance, existence and good standing as a corporation, namely Seller’s certificate of formation, operating agreement, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, minute books and Tax records (provided that Buyer will be entitled to copies of such Tax records that are related to the Business).

(ii)	All rights in connection with and assets under all Employee Benefit Plans.
(iii)

All insurance policies and prepayments related thereto (but excluding any rights to recovery under such insurance policies except to the extent pertaining exclusively to any Excluded Asset or Excluded Liability).

(iv)	Any rights of Seller under this Agreement or any Related Agreement.
(v)	Cash and cash equivalents, other than Target Cash.
(vi)	All credit cards, debit cards and similar credit and banking instruments of Seller.
(vii)	Any Tax refunds or overpayments of Taxes of Seller with respect to periods (or portions thereof) ending on or prior to the Closing Date.
(viii)	Cell phones and cell phone numbers.
(ix)

All right, title and interest in and to the use of “Lightshade” and all other trademarks or similar or related names or phrases (and all goodwill relating to the foregoing) and all domain names used in the Business (“Excluded Seller IP”).

(x)	All other assets and businesses of Seller except for the Business and the Purchased Assets.
(xi)	All Contracts other than the Assigned Contracts (if any).
(xii)	USCGP Fee Agreement.

Exhibit C

SCHEDULE 1.2(b)

EXCLUDED LIABILITIES

(i)Any Liability of Seller (including any Indebtedness of Seller).

(ii)

Any Liability of any Person, directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or conduct of the Business or the ownership of the Purchased Assets prior to the Closing, whether or not recorded on the books and records of any Person (including any accounts payable to third parties that remain outstanding as of the Closing).

(iii)Any Liability arising under or in any way related to the Employee Benefit Plans.

(iv)

Any Liability that would become a Liability of Buyer as a matter of Law in connection with this Agreement, agreement executed or delivered in connection herewith, or the transactions contemplated hereby or thereby.

(v)

Any Liability in respect of Taxes of Seller (or any successor or Affiliate), or any Liability in respect of any Taxes arising from or relating to the Business or the Purchased Assets or ownership or operation thereof for or accruing or arising at any time in respect of any period (or portion thereof) ending on or prior to the Closing.

(vi)	Any Liability directly or indirectly related to, accruing or arising out of, caused by or resulting from the operation or ownership of the Excluded Assets.
(vii)	Any Liability relating to the Transferred Employees or any other employees of the Business prior to the Closing, and any accrued but unused vacation of any such employees.

(viii)Any Excluded Employees.

(ix)	Any Liability relating to any breach or default by Seller under any Real Property Lease and any Liability of Seller relating to or arising from any Real Property Lease prior to the Closing.
(x)	Any Liability arising from or relating to the USCGP Fee Agreement, including, without limitation, any breach or default by Seller under the USCGP Fee Agreement.
(xi)	Any Liability arising from or relating to the USCGP Lien, whether prior to, on, or after the Closing.